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                                      NEWS

                               (ONEOK LETTERHEAD)
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ANALYST CONTACT: DAN HARRISON                    ANALYST CONTACT: ELLEN KONSDORF
918-588-7950                                     877-208-7318
MEDIA CONTACT: MEGAN WASHBOURNE                  MEDIA CONTACT: BETH JENSEN
918-588-7572                                     402-492-3400

                       ONEOK AND NORTHERN BORDER PARTNERS
                        TO PRESENT AT AGA FINANCIAL FORUM

     TULSA, Okla. -- April 24, 2006 -- ONEOK, Inc. (NYSE:OKE) and Northern Border Partners, L. P. (NYSE: NBP) will present at the American Gas Association Financial Forum in Scottsdale, Ariz., on Monday, May 8, 2006, beginning at 12:00 p.m. Mountain Standard Time (3:00 p.m. Eastern Daylight Time, 2:00 p.m. Central Daylight Time).

     Participants include: David Kyle, ONEOK chairman, president and chief executive officer, who is also chairman and CEO of the partnership; Jim Kneale, ONEOK executive vice president, finance and administration and chief financial officer, who is also CFO of the partnership and; John W. Gibson, partnership president and chief operating officer.

     The presentation will be webcast -- with slides and audio -- on the ONEOK and Northern Border Partners Web sites at www.oneok.com and www.northernborderpartners.com. A replay of the webcast will be archived for 90 days.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of Northern Border Partners, L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

Northern Border Partners, L.P. is a publicly traded partnership whose purpose is to own, operate and acquire a diversified portfolio of energy assets. The Partnership owns and manages natural gas gathering, processing, storage, interstate and intrastate natural gas pipeline assets and one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. More information can be found at www.northernborderpartners.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.



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